UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 31, 2011

CHINA EDUCATION ALLIANCE, INC.
(Exact name of registrant as specified in its charter)

North Carolina	001-34386	56-2012361
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

58 Heng Shan Road, Kun Lun Shopping Mall	150090
Harbin, People’s Republic of China	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: 86-451-8233-5794

Copies to:
Benjamin Tan, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 31, 2011, China Education Alliance, Inc. (the “Company”) entered into Share Transfer Agreements (the “Agreements”) with the shareholders (the “Shareholders”) of Changchun City Chaoyang District Nuoya Foreign Languages School (“Changchun Nuoya”) and Harbin City Nangang District Nuoya Foreign Languages School (“Harbin Nuoya”), two foreign language schools that have a total of 1,000 current students, based in the People’s Republic of China.

Pursuant to the Agreements, the Company agreed to purchase 100% of the equity interests of each of the two schools for RMB 8 million (approximately $1.23 million). The purchase price shall be paid as follows: RMB 500,000 (approximately $76, 852) to be paid on the date when documents for the share transfer are accepted for processing by the government authorities and RMB 7,500,000 (approximately $1.15 million) to be paid within five business days after receipt of new licenses for operation. The Shareholders’ obligations under the Agreements are guaranteed by a guarantor who will be jointly and severally liable in the event of a breach by the Shareholders.

The foregoing description of the principal terms of the Agreements is a general description only, does not purport to be complete, and is qualified in its entirety by reference to the terms of the Agreements attached hereto as Exhibit 10.1 and Exhibit 10.2, which are incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits

10.1	Translation of Share Transfer Agreement, dated May 31, 2011, between the Company and the shareholder of Changchun City Chaoyang District Nuoya Foreign Languages School
10.2	Translation of Share Transfer Agreement, dated May 31, 2011, between the Company and the shareholder of Harbin City Nangang District Nuoya Foreign Languages School

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA EDUCATION ALLIANCE, INC.
Dated: May 31, 2011
	By:	/s/ Xiqun Yu
	Name:	Xiqun Yu
	Title:	Chief Executive Officer